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                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                         GEMINI PLASTIC SERVICES, INC.,
                           ROBERT HAYBERG, CARL HUNT,
                         MONTY COCHRAN, PHILLIPS PATTON,
                          ROBERT DEHNER, CRUGAR TUTTLE,
                         GREGORY CRONKHITE, WAYNE MOORE
                                       and
                         ANCHOR ADVANCED PRODUCTS, INC.




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                                TABLE OF CONTENTS
                                -----------------

                                                                     Page Number

Introduction................................................................1

ARTICLE I
         THE TRANSACTIONS; CLOSING..........................................1

         Section 1.01.  Purchase and Sale of Shares.........................1
         Section 1.02.  Certain Definitions.................................1
         Section 1.03.  Estimated Closing Balance Sheet and Certificate.....2
         Section 1.04.  Closing.............................................2
         Section 1.05.  Payments at Closing.................................3
         Section 1.06.  Determination of Purchase Price.....................3

ARTICLE II
         REPRESENTATIONS AND WARRANTIES OF THE SELLERS......................4
         Section 2.01.  Organization, Power and Standing....................4
         Section 2.02.  Foreign Jurisdictions...............................4
         Section 2.03.  Subsidiaries........................................5
         Section 2.04.  Validity and Enforceability.........................5
         Section 2.05.  Capitalization......................................5
         Section 2.06.  Financial Statements and Condition..................6
         Section 2.07.  Material Adverse Changes............................6
         Section 2.08.  Material Contracts..................................6
         Section 2.09.  Real Property.......................................8
         Section 2.10.  Personal Property...................................8
         Section 2.11.  Intellectual Property...............................8
         Section 2.12.  Accounts Receivable.................................9
         Section 2.13.  Inventories.........................................9
         Section 2.14.  Warranty Claims.....................................9
         Section 2.15.  Customers and Suppliers.............................9
         Section 2.16.  Required Consents..................................10
         Section 2.17.  Regulatory and Legal Compliance....................10
         Section 2.18.  License and Permits................................10
         Section 2.19.  Tax Matters........................................11
         Section 2.20.  Litigation.........................................12
         Section 2.21.  Employees and Compensation.........................12
         Section 2.22.  ERISA; Compensation and Benefit Plans..............12
         Section 2.23.  Environmental Matters..............................14
         Section 2.24.  Insurance..........................................14
         Section 2.25.  Bank Accounts......................................14
         Section 2.26.  Affiliate Transactions.............................15
         Section 2.27.  Absence of Material Undisclosed Liabilities........15
         Section 2.28.  Brokers............................................15
         Section 2.29.  Powers of Attorney.................................15


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         Section 2.30.  Books and Records..................................15
         Section 2.31.  Disclosure.........................................16

ARTICLE III
         REPRESENTATIONS AND WARRANTIES
         OF THE PURCHASER..................................................16
         Section 3.01.  Investment Intent..................................16
         Section 3.02.  Economic Risk; Sophistication......................16
         Section 3.03.  Authority..........................................16
         Section 3.04.  Brokers............................................16
         Section 3.05.  No Conflict........................................16
         Section 3.06.  Organization, Power and Standing...................17
         Section 3.07.  Financial Statements and Condition.................17

ARTICLE IV
         COVENANTS OF THE COMPANY AND THE SELLERS..........................17
         Section 4.01.  Conduct of the Business............................17
         Section 4.02.  Access.............................................18
         Section 4.03.  Efforts............................................19
         Section 4.04.  Nonsolicitation....................................19
         Section 4.05.  Confidentiality....................................19
         Section 4.06.  Noncompetition Covenant............................19
         Section 4.07.  Injunctive Relief; Limitation on Scope.............20

ARTICLE V
         COVENANTS OF THE PURCHASER........................................20
         Section 5.01.  Representations and Warranties.....................20
         Section 5.02.  Efforts............................................20
         Section 5.03.  Confidentiality....................................20

ARTICLE VI
         COVENANTS OF THE COMPANY, THE SELLERS
         AND THE PURCHASER.................................................21
         Section 6.01.  Consistent Tax Reporting...........................21
         Section 6.02.  Tax Matters........................................21
         Section 6.03.  Certain Taxes......................................22
         Section 6.04.  Environmental Review...............................22
         Section 6.05.  HSR Act Filings....................................23
         Section 6.06   Seller Guarantees..................................23
         Section 6.07   Obligation to Disclose.............................23

ARTICLE VII
          CONDITIONS TO CLOSING............................................24
         Section 7.01.  Conditions to Obligations of the Purchaser.........24
         Section 7.02.  Conditions to Obligations of the
                        Company and the Sellers............................26

ARTICLE VIII
         TERMINATION.......................................................27
         Section 8.01.  Termination........................................27
         Section 8.02.  Effect of Termination..............................28


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ARTICLE IX
         SURVIVAL; INDEMNIFICATION.........................................29
         Section 9.01.  Survival...........................................29
         Section 9.02.  Limits on Claims...................................29
         Section 9.03.  Indemnification by the Sellers.....................29
         Section 9.04.  Indemnification by the Purchaser...................29
         Section 9.05.  Procedures for Indemnification of
                        Third Party Claims.................................30

ARTICLE X
         MISCELLANEOUS.....................................................30
         Section 10.01. Notices............................................30
         Section 10.02. Severability and Governing Law.....................31
         Section 10.03. Amendments; Majority of the Sellers................32
         Section 10.04. Expenses...........................................32
         Section 10.05. Successors and Assigns.............................32
         Section 10.06. Entire Agreement...................................32
         Section 10.07. Counterparts.......................................32
         Section 10.08. Headings...........................................33
         Section 10.09. Release............................................33
         Section 10.10. Further Assurances.................................33
         Section 10.11. No Third Party Beneficiaries.......................33
         Section 10.12. No Waiver..........................................33
         Section 10.13. Joint and Several Obligations......................33
         Section 10.14. Sellers' Knowledge.................................33
         Section 10.15. Definitions........................................33
         Section 10.16. Schedules and Exhibits.............................34


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                            STOCK PURCHASE AGREEMENT
                            ------------------------


         This Stock Purchase Agreement (the "Agreement") is entered into as of June 4, 1998 by and among Gemini Plastic Services, Inc., a Florida corporation (the "Company"), Anchor Advanced Products, Inc., a Delaware corporation (the "Purchaser") and Robert Hayberg, Carl Hunt, Monty Cochran, Phillips Patton, Robert Dehner, Crugar Tuttle, Gregory Cronkhite and Wayne Moore (each a "Seller" and sometimes collectively referred to herein as the "Sellers").

                                  Introduction
                                  ------------

         The Purchaser wishes to purchase and the Sellers wish to sell all of the issued and outstanding capital stock of the Company consisting of 1,781,851 shares (the "Shares") of the Company's common stock, $.001 par value per share, on the terms and conditions set forth herein. The purchase and sale of the Shares and the other transactions contemplated hereby are sometimes collectively referred to herein as the "Transactions".

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                    ARTICLE I
                            THE TRANSACTIONS; CLOSING

         Section 1.01. Purchase and Sale of Shares. In reliance upon the representations and warranties contained herein, and subject to the terms and conditions hereof, each of the Sellers agrees to sell to the Purchaser, and the Purchaser agrees to purchase from each Seller, all of such Seller's Shares in consideration of each Seller's pro-rata portion, as set forth on Schedule 1.01 (the "Appropriate Percent"), of the Purchase Price.

         Section 1.02. Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

                  (a) "Closing Balance Sheet" means a balance sheet of the Company prepared as of the Closing Date based on the same procedures and principles that were applied in the preparation of the Balance Sheet (as hereinafter defined), and determined in


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accordance with generally accepted accounting principles on a basis consistent with those used in the preparation of the Balance Sheet.

                  (b) "Closing Liabilities Amount" means the greater of (i) Four Million Six Hundred Eighty-Four Thousand Dollars ($4,684,000) or (ii) the aggregate amount of total liabilities appearing on the Closing Balance Sheet, as finally determined pursuant to Section 1.06, provided that (A) the capital lease obligations for newly acquired equipment set forth on Schedule 1.02(b) shall not be included in the calculation of Closing Liabilities Amount under the immediately preceding clause (ii) hereof and (B) the indebtedness of the Company under the promissory notes issued to Affiliates (as hereinafter defined) listed on Schedule 2.26 (the "Affiliate Notes") which is to be paid in full at Closing (as hereinafter defined) pursuant to Section 1.05 shall be included in the calculation of Closing Liabilities Amount.

                  (c) "Closing Net Book Value" means the stockholders' equity appearing on the Closing Balance Sheet adjusted to exclude any increases resulting from asset write-ups, capital contributions, stock sales, or other transactions effected in connection with the Closing, as finally determined pursuant to Section 1.06.

                  (d) "Purchase Price" means Sixteen Million Dollars ($16,000,000), minus (i) the Closing Liabilities Amount and minus (ii) the amount, if any, by which the stockholders' equity of $2,725,095 appearing on the Balance Sheet exceeds the Closing Net Book Value.

         Section 1.03. Estimated Closing Balance Sheet and Certificate. The Sellers will cause to be prepared in good faith an estimated Closing Balance Sheet, prepared in the manner described in Section 1.02(a) for use in calculating the Purchase Price. At least three (3) days before the Closing Date (as hereinafter defined), the Sellers will furnish to the Purchaser the estimated Closing Balance Sheet, together with a certificate of the Sellers' accounting firm, setting forth the estimated Closing Net Book Value and Closing Liabilities Amount, and a reconciliation of the changes from the Balance Sheet to the estimated Closing Balance Sheet.

         Section 1.04. Closing. The purchase and sale of the Shares and the other Transactions contemplated hereby shall take place at a closing (the "Closing") to be held by mail on (a) June 30, 1998 or (b) if the conditions to Closing are not satisfied or waived as of such date, on the date that is five
(5) business days after the satisfaction or waiver of the conditions to

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Closing specified in Article VII hereof (the "Closing Date"), subject to Section
8.01(f).

         Section 1.05. Payments at Closing.

         (a) Purchase Price. At the Closing, the Purchaser shall pay the estimated Purchase Price, as mutually agreed by the Purchaser and the Sellers, as follows:

                  (i) $530,000 to Dubuc, Lucke & Company as their fee due from the Sellers pursuant to their Exclusive Agreement dated February 9, 1998, in accordance with wire transfer instructions to be delivered to the Purchaser at least three (3) days prior to the Closing; and

                  (ii) the balance to the Sellers, divided among them in accordance with each Seller's Appropriate Percent, by wire transfer in accordance with wire transfer instructions delivered by each Seller to the Purchaser at least three (3) days prior to the Closing.

         (b) Affiliate Notes. At the Closing, the Purchaser shall cause the Company to prepay the outstanding indebtedness under the Affiliate Notes, as set forth on Schedule 2.26 (an aggregate amount of $378,992), in exchange for the return of each of the original Affiliate Notes, marked "Paid in Full".

         Section 1.06. Determination of Purchase Price.

         (a) Within forty-five (45) days after the Closing Date, the Sellers will deliver to the Purchaser the Closing Balance Sheet and a certificate executed by the Sellers' accounting firm, stating that the Closing Balance Sheet was prepared as provided in Section 1.02(a) and setting forth the computation of the Closing Net Book Value and Closing Liabilities Amount.

         (b) If the Purchaser delivers written notice (the "Disputed Items Notice") to the Sellers within ninety (90) days after receipt by the Purchaser of the Closing Balance Sheet and certificate referred to in Section 1.06(a) above, stating that the Purchaser objects to any items on the Closing Balance Sheet, specifying the basis for such objection and setting forth the Purchaser's computation of the Closing Net Book Value and Closing Liabilities Amount, the Purchaser and the Sellers will attempt to resolve and finally determine the Closing Net Book Value and Closing Liabilities Amount as promptly as practicable.

         (c) If the Purchaser and the Sellers are unable to agree upon the Closing Net Book Value and Closing Liabilities Amount within thirty (30) days after delivery of the Disputed Items


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Notice, the matter will be resolved by a mutually acceptable internationally recognized independent accounting firm which the parties hereby agree to be Price Waterhouse. The fees, costs and expenses of such accounting firm will be borne by the party whose positions generally did not prevail in such determination, or if the accounting firm determines that neither party could be fairly found to be the prevailing party, then such fees, costs and expenses will be shared fifty-fifty between the Purchaser and the Sellers.

         (d) If the Purchaser does not deliver the Disputed Items Notice to the Sellers within ninety (90) days after receipt by the Purchaser of the certificate and Closing Balance Sheet referred to in Section 1.06(a) above, the Closing Balance Sheet included with the certificate referred to in such section will be conclusively presumed to be true and correct in all respects and will be binding upon the parties.

         (e) At such time as the Closing Net Book Value, Closing Liabilities Amount and Purchase Price are so determined, within five (5) days of such determination, the Sellers shall pay to the Purchaser the amount, if any, in cash equal to the excess of the estimated Purchase Price paid at Closing over the Purchase Price as finally determined under this Section 1.06.

                                   ARTICLE II
                        REPRESENTATIONS AND WARRANTIES OF
                                   THE SELLERS

         The Sellers hereby jointly and severally represent and warrant to the Purchaser that each of the statements contained in this Article II is true and correct and will be true and correct as of the Closing Date:

         Section 2.01. Organization, Power and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with all requisite power and authority (corporate and otherwise) to own, lease and operate its properties and to carry on the business of injection molding as currently conducted and as currently proposed by the Company to be conducted (collectively, the "Business").

         Section 2.02. Foreign Jurisdictions. The Company is duly qualified and authorized to do business as a foreign corporation and is in good standing in each of the jurisdictions listed on Schedule 2.02. The Company is not required to qualify to do business in any other jurisdiction in which the failure to so qualify would have a Material Adverse Effect. As used herein, "Material Adverse Effect" means an effect which is materially


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adverse to the Business, assets, affairs, condition (financial or otherwise) or prospects of the Company or any material division of the Company, or which would have such a material adverse effect after the Closing.

         Section 2.03. Subsidiaries. The Company has no subsidiaries and does not, directly or indirectly, own or have the right to acquire any equity interest in any corporation, joint venture, partnership or other entity. Except as disclosed on Schedule 2.03, the Company does not have any investment in, loan to or material advance of cash or other extension of credit to any entity or individual, other than in the ordinary course of business.

         Section 2.04. Validity and Enforceability. This Agreement is, and each of the other agreements and instruments of the Company and any Seller contemplated hereby will be, the valid and binding obligations of the Company and the Sellers who are parties thereto, enforceable in accordance with their respective terms.

         Section 2.05. Capitalization.

                  (a) The authorized and issued shares of the Company is as set forth on Schedule 2.05(a) hereto. The Company's outstanding capital stock consists solely of the Shares, as set forth on Schedule 2.05 hereto, all of which are owned beneficially and of record by the Sellers in the amounts set forth on Schedule 2.05 and all of which are duly authorized, validly issued, fully paid and nonassessable. Each Seller has good, marketable and unencumbered title to the Shares shown as owned by such Seller on Schedule 2.05(a).

                  (b) The Purchaser will at the Closing acquire good and marketable title to the Shares, free and clear of any liens, encumbrances, security interests, claims, or restrictions, other than restrictions under applicable securities laws.

                  (c) Except as set forth on Schedule 2.05(c), there are no outstanding options, warrants, convertible or exchangeable securities or other rights that could obligate the Company to issue shares of its capital stock or other securities; and all of such rights will have been terminated on or before the Closing.

                  (d) Except as set forth on Schedule 2.05(d), (i) the Company is not subject to any obligation (contingent or otherwise) to purchase or otherwise acquire or retire any of its equity securities, and (ii) no person has any right of first refusal or preemptive right in connection with the issuance or sale of the Shares listed on Schedule 2.05(d) or with respect to


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any future offer, and sale or issuance of securities by the Company or the
Sellers; all of such obligations and rights will have been terminated on or before the Closing.

         Section 2.06. Financial Statements and Condition. The Sellers have delivered to the Purchaser audited balance sheets as at December 31, 1997, December 31, 1996 and December 31, 1995, and audited statements of income and retained earnings for the fiscal years then ended. The Sellers have also furnished to the Purchaser the unaudited balance sheet (the "Balance Sheet") of the Company as at February 28, 1998 (the "Balance Sheet Date") and the unaudited statements of income and retained earnings of the Company for the two-month period then ended. Such financial statements and the notes thereto, if any, are complete and accurate in all material respects and fairly present the financial condition and the results of operations of the Company at the respective dates thereof and the results of its operations for the periods then ended, and were prepared in accordance with the books and records of the Company in conformity with generally accepted accounting principles, consistently applied during the periods covered thereby, except in the case of unaudited financial statements for the omission of footnotes and normal, immaterial year-end adjustments.

         Section 2.07. Material Adverse Changes. Since the Balance Sheet Date, the Company has operated only in the usual and ordinary course, and there has been no (a) acquisition or disposition of assets or securities, or commitment therefor by the Company, except in the ordinary course of business (and even if in the ordinary course of business, not in excess of $10,000 in any single instance except to the extent set forth on Schedule 1.02(b) or Schedule 2.07;
(b) liens, security interests or encumbrances placed upon any of the Company's assets; (c) increase in the compensation or commission rates payable by any Company to any officer, director, employee with annual compensation of at least $25,000, or payment or agreement to pay any bonus or similar payment (other than bonus payments to which any Company is committed, and which are disclosed in this Agreement), other than as shown on Schedule 2.07; (d) dividend or distribution, redemption, recapitalization, or other transaction involving the capital stock of the Company to any Seller or their relatives or affiliates other than as set forth on Schedule 2.07; or (e) other event or condition which could have a Material Adverse Effect.

         Section 2.08. Material Contracts. Schedule 2.08 sets forth a complete and accurate list of all:

                  (a) contracts with respect to which the Company has any liability or obligation involving more than $10,000,


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contingent or otherwise, or which may extend for a term of more than one year after the Closing other than purchase orders entered into in the ordinary course of business;

                  (b) contracts under which the amount payable by the Company is dependent on the revenue, income or similar measure of the Company or any other person or entity;

                  (c) licenses, leases, contracts and other arrangements with respect to any material property of the Company, including without limitation, all real estate leases, material software licenses and material sales and supply contracts;

                  (d) agreements, contracts or instruments to which the Company is a party relating to the borrowing of money, the capital lease or purchase on an installment basis of any asset, or the guarantee of any of the foregoing;

                  (e) contracts of the Company with officers, directors or stockholders of the Company or their relatives or Affiliates (as used herein, "Affiliate" has the meaning ascribed to it in Rule 405 promulgated under the Securities Act of 1933, as amended (the "Securities Act"));

                  (f) all agreements relating to securities of the Company or rights in connection therewith;

                  (g) contracts which place any material limitation on the method of conducting or scope of the Company's Business;

                  (h) employment, collective bargaining, severance, consulting, deferred compensation, benefit and similar plans and agreements involving the Company;

                  (i) contracts with sales representatives or distributors; and

                  (j) other material contracts, instruments, commitments, plans and arrangements of the Company, including without limitation any contracts that would be required to be disclosed as an exhibit to a Registration Statement on Form S-1 under the Securities Act filed by the Company.

         All the foregoing (whether written or unwritten), including all amendments or modifications thereto, are referred to as "Material Contracts". The Sellers have furnished to the Purchaser copies of all Material Contracts. Each Material Contract sets forth the entire agreement and understanding between the Company and the other parties thereto. Each Material Contract is valid, binding and in full force and effect, and


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there is no event which has occurred or exists, which constitutes or which, with notice, the happening of any event and/or the passage of time, would constitute a material default or breach under any such contract by the Company or, to the Sellers' knowledge, any other party thereto, or would cause the acceleration of any obligation of any party thereto or give rise to any right of termination or cancellation thereof. The Sellers have no reason to believe that the parties to any Material Contract will not fulfill their obligations thereunder in all material respects.

         Section 2.09. Real Property.

                  (a) The Company does not own any interest in real property.

                  (b) Schedule 2.09(b) sets forth each interest in real property leased by the Company (the "Leased Property"), the lessor of such leased property, the annual rent payable by the Company in respect of such leased property, and each lease or any other arrangement under which such property is leased. The Company enjoys peaceful and quiet possession of its leased premises, is not in default under any such leasehold and the Company has not been informed that the lessor under any of the leases has taken action or threatened to terminate the lease before the expiration date specified in the lease.

         Section 2.10. Personal Property. Except as listed on Schedule 2.10, the Company has good and marketable title to or a valid leasehold or license interest in each item of personal property used by it in the Business (including good and marketable title to all assets reflected on the Balance Sheet other than those disposed of since the Balance Sheet Date in the ordinary course of business), free and clear of any charges, security interests or encumbrances of every kind, nature and description. All material operating assets of the Company are in good operating condition and repair, normal wear and tear excepted. The assets and properties of the Company include all assets necessary for or currently used in the conduct of the Business and are adequate to conduct the operations of the Company as currently conducted.

         Section 2.11. Intellectual Property. Schedule 2.11 sets forth all patents, trademarks, service marks, trade names, logos, brand names, copyrights, franchises, industrial designs, licenses and all royalty agreements and other rights or obligations with respect to the foregoing (collectively, with any registrations and applications with respect to the issuance or granting of any of the foregoing, the "Intellectual Property") owned or used by the Company. The Intellectual Property set forth on Schedule


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2.11 includes all intellectual property used by the Company for the conduct of the Business. Sellers are unaware of any other intellectual property necessary for the conduct of the Business. Sellers are unaware of any violating or infringing uses by the Company in connection with the conduct of the Business of any trademark, service mark, trade name, patent or copyright owned by any other person or entity, and no claim has been made asserting the invalidity, unenforceability or misuse of any of the Intellectual Property. To the knowledge of the Sellers, no person or entity is violating or infringing any of the Intellectual Property.

         Section 2.12. Accounts Receivable. All of the accounts receivable of the Company as of the Closing (regardless of age) will be valid and enforceable claims fully collectible within nine months from the date of invoice and not subject to set-off or counterclaim. All accounts receivable arose out of bona fide transactions in the ordinary course of business.

         Section 2.13. Inventories. The inventory of the Company reflected on the Balance Sheet, and all inventory thereafter acquired or produced by it, net of write-downs and reserves on the Balance Sheet, consists and as of the Closing will consist of raw materials, manufactured and purchased parts and finished goods saleable or usable within one year in the ordinary course of business. The inventory of the Company is and as of the Closing will be fit and sufficient for the purposes for which it was provided or manufactured and will be normal and reasonable in kind and amount in light of the normal needs of the Business.

         Section 2.14. Warranty Claims. Except as set forth on Schedule 2.14, no claims, or threatened claims have been made to or against the Company alleging any material defects in the Company's services or products, or alleging any material failure of the Company's products to meet specifications. Substantially all of the Company's contracts with customers, which have been executed within the twelve (12) month period preceding the date hereof, provide that the Company's liability for breach of warranty is limited to repair or replacement of nonconforming parts. Based on the foregoing and historical warranty claims against the Company, the lack of warranty reserves on the Balance Sheet is reasonable.

         Section 2.15. Customers and Suppliers. Schedule 2.15(a) sets forth a list of all customers of the Company which accounted for at least $50,000 of gross sales by the Company during the last eighteen (18) months. Except as set forth on Schedule 2.15(a), to the knowledge of the Sellers, all such customers will continue purchasing, without significant reductions, products or services from the Company, and all other parties that have


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material business relations with the Company will continue such relations. The
Company's relationships with its customers and with its material suppliers are good commercial working relationships. Except as set forth on Schedule 2.15(a), during the previous seventeen (17) months no significant customer representing more than $50,000 of annualized revenues for the Company has terminated, or threatened to terminate, its relationship with the Company, or has decreased materially or threatened to decrease or limit materially the services, supplies or materials purchased from the Company. Schedule 2.15(b) sets forth a complete list of all vendors of the Company which accounted for at least $250,000 of annualized payables during the previous seventeen (17) months. Except as set forth on Schedule 2.15(b), during the previous seventeen (17) months, no significant vendor representing more than $250,000 of annualized payables has terminated, or threatened to terminate, its relationship with the Company or threatened to decrease or limit materially the services, supplies or materials supplied to the Company.

         Section 2.16. Required Consents. Except for the consents specified on
Schedule 2.16, no consent, order, authorization, approval, declaration or filing, including, without limitation, any consent, approval or authorization of or declaration or filing with any governmental authority, regulatory body, court or any party to a Material Contract, is required on the part of the Sellers or the Company for or in connection with the execution, delivery or performance of this Agreement or the conduct of the Business by the Company after the Closing, or to prevent a default. The Sellers have no reason to believe that all of the required consents and approvals will not be obtained. Subject to obtaining the consents specified on Schedule 2.16, the execution, delivery and performance of this Agreement and the other instruments and agreements contemplated hereby by the Company and the Sellers will not result in any violation of, be in conflict with or constitute a default under, any law, statute, regulation, ordinance, contract, agreement, instrument, judgment, decree or order to which the Company or any Seller is a party or by which the Company or any Seller is bound.

         Section 2.17. Regulatory and Legal Compliance. The Company is in compliance in all material respects with all foreign, federal, state and local statutes, laws, by-laws, ordinances, judgments, decrees, orders or governmental rules, regulations, policies and guidelines applicable to it. The Company has not received any notice from any governmental or regulatory authority or otherwise of any alleged violation or noncompliance.

         Section 2.18. License and Permits. Schedule 2.18 sets forth all licenses, permits and authorizations of governmental


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authorities held by the Company which are material to the Company or the
Business. The Company is in material compliance with all such licenses, permits and authorizations, all of which are in full force and effect. To the best of Sellers' knowledge, there are no other such licenses, permits or authorizations which are material to the Company or any material division thereof, or the Business as currently conducted or proposed to be conducted.

         Section 2.19. Tax Matters.

                  (a) Definitions. For purposes of this Agreement, the following definitions shall apply:

                           (i)  "Tax" shall mean any governmental tax,
assessment, fee, duty, levy or charge of any kind, including without limitation any interest, penalty or addition related thereto.

                           (ii) "Tax Returns" shall mean all reports,
estimates, declaration of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes and any schedules attached to or amendments of (including refund claims with respect to) any of the foregoing.

                  (b) Tax Returns Filed and Taxes Paid. Except as set forth on
Schedule 2.19(b) hereto: (i) all Tax Returns required to be filed by or on behalf of the Company on or before the Closing Date have been duly filed on a timely basis, (ii) such Returns are true, complete and correct and (iii) all Taxes owed by the Company, whether or not shown on any Tax Return, have been timely paid. The Purchaser has been supplied with true and complete copies of the Company's income Tax Return, including each franchise or excise Tax Return based on income filed for all periods ending on or after December 31, 1993. The Company (A) except as set forth on Schedule 2.19(b), has never been audited or received notice of initiation thereof by any governmental taxing authority for which the statute of limitations for assessment of Tax remains open, (B) has never extended any applicable statute of limitations regarding Taxes for which the statute of limitations for assessment of Tax remains open, (C) is not liable, contractually or otherwise, for the Taxes of any other person (other than Taxes such as sales and uses Taxes arising in the ordinary course of the Company's business), (D) is not a "consenting corporation" under Section 341(f) of the Code, (E) has not agreed to or is not required to make any adjustment under Code Section 481(a) or 263A (as a result of any examination by a Taxing authority), (F) is not a party to any Tax allocation or sharing agreement, (G) has


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never participated in the filing of any consolidated, combined or unitary Tax
Return, and (H) is not obligated to make any payments that may not be deductible as a result of the application of Code Section 280G; and each of the Sellers and the Company is a "United States person" as such term is used in Code Section 1445.

         Section 2.20. Litigation. Except as set forth on Schedule 2.20, there is no action, suit, proceeding or investigation before any court, arbitrator, governmental authority or similar body, pending or threatened against the Company, or, to the knowledge of the Sellers, against any officer, director or employee of the Company in relation to the affairs of the Company, and after the Closing, there will be no such action, suit, proceeding or investigation with respect to the affairs of the Company prior to the Closing.

         Section 2.21. Employees and Compensation.

                  (a) The Company is in compliance with all applicable federal, state and local laws and regulations respecting employment and employment practices, and terms and conditions of employment and wages and hours. Except as described on Schedule 2.21, none of the Company's employees is represented by a union; and there is no labor strike, dispute, arbitration, grievance, slowdown, stoppage, organizational effort, dispute or proceeding by or with any employee or former employee of the Company or any labor union pending or, to the best knowledge of the Sellers, threatened against the Company.

                  (b) There are no employment or consulting contracts or arrangements (other than those terminable at will) with any employees or consultants of or associated with the Company other than as described on
Schedule 2.08. Schedule 2.21 sets forth a complete list of all employees of and consultants to the Company, showing date of hire, hourly rate or salary or other basis of compensation and other benefits accrued as of a recent date, and job function of salaried employees.

         Section 2.22. ERISA; Compensation and Benefit Plans.

                  (a) Schedule 2.08 sets forth all employee compensation and benefit plans, agreements, commitments, practices or arrangements of any type (including, but not limited to, plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) offered, maintained or contributed to by the Company for the benefit of current or former employees or directors of the Company, or with respect to which the Company has or may have any liability, whether direct or indirect, actual or contingent (including, but not limited to, liabilities arising from affiliation under Section 414(b), (c),


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(m) or (o) of the Code or Section 4001 of ERISA) (collectively, the "Benefit
Plans"). There are no material compensation or benefit plans, agreements, commitments, practices or arrangements of any type providing benefits to employees or directors of the Company, or with respect to which the Company may have any liability, other than the Benefit Plans.

                  (b) With respect to each Benefit Plan, the Company has delivered to the Purchaser true and complete copies of: (i) any and all plan texts and agreements (including, but not limited to, trust agreements, insurance contracts and investment management agreements); (ii) any and all material employee communications (including all summary plan descriptions and material modifications thereto); (iii) the two most recent annual reports, if applicable;
(iv) the most recent annual and periodic accounting of plan assets, if applicable; (v) the most recent determination letter received from the Internal Revenue Service (the "Service"), if applicable; and (vi) in the case of any unfunded or self-insured plan or arrangement, a current estimate of accrued and anticipated liabilities thereunder.

                  (c) With respect to each Benefit Plan: (i) if intended to qualify under Section 401(a) of the Code, such plan so qualifies, and its trust is exempt from taxation under Section 501(a) of the Code; (ii) such plan has been administered and enforced in accordance with its terms and all applicable laws, regulations and rulings in all material respects; (iii) no breach of fiduciary duty has occurred with respect to which the Company or any Benefit Plan may be liable or otherwise damaged in any material respect; (iv) no material disputes nor any audits or investigations by any governmental authority are pending or threatened; (v) no "prohibited transaction" (within the meaning of either Section 4975(c) of the Code or Section 406 of ERISA) has occurred with respect to which the Company or any Benefit Plan may be liable or otherwise damaged in any material respect; (vi) all contributions, premiums, and other payment obligations have been accrued on the consolidated financial statements of the Company in accordance with generally accepted accounting principles, and, to the extent due, have been made on a timely basis, in all material respects;
(vii) all contributions or benefit payments made or required to be made under such plan meet the requirements for deductibility under the Code; (viii) the Company has expressly reserved in itself the right to amend, modify or terminate such plan, or any portion of it, at any time without liability to itself; and
(ix) no such plan requires the Company to continue to employ any employee or director.

                  (d) No Benefit Plan is, or has ever been, subject to Title IV of ERISA.


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                  (e) With respect to each Benefit Plan which provides welfare benefits of the type described in Section 3(1) of ERISA: no such plan provides medical or death benefits with respect to current or former employees or directors of the Company beyond their termination of employment, other than coverage mandated by Sections 601-608 of ERISA and 4980B(f) of the Code, (ii) each such plan has been administered in compliance with Sections 601-609 of ERISA and 4980B(f) of the Code; (iii) no such plan is or is provided through a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA; and (iv) no such plan has reserves, assets, surpluses or prepaid premiums.

                  (f) The consummation of the Transactions contemplated by this Agreement will not (i) entitle any individual to severance pay, (ii) accelerate the time of payment or vesting under any Benefit Plan, or (iii) increase the amount of compensation or benefits due to any individual.

         Section 2.23. Environmental Matters. The ownership or use of the Company's premises and assets, the occupancy and operation thereof, and the conduct of the Company's operations and Business are in compliance with all applicable federal, state, and local laws, ordinances, regulations, standards and requirements relating to pollution, environmental protection, hazardous substances and related matters. There is no liability attaching to such premises or assets or the ownership or operation thereof as a result of any hazardous substance that may have been discharged on or released from such premises, or disposed of on-site or off-site, or any other circumstance occurring prior to the Closing or existing as of the Closing. For purposes of this Section, "hazardous substance" shall mean oil or any other substance which is included within the definition of a "hazardous substance", "pollutant", "toxic substance", "toxic waste", "hazardous waste", "contaminant" or other words of similar import in any federal, state, or local environmental law, ordinance or regulation.

         Section 2.24. Insurance. Schedule 2.24 sets forth all insurance policies under which the Company is insured, all of which are valid and in full force. All premiums due to date under such policies have been paid, and no default exists thereunder. Except as set forth on Schedule 2.24, the Company has not received any notice of any proposed increase in the premiums payable for coverage, or proposed reduction in the scope (or discontinuation entirely) of coverage, under any of such insurance policies.

         Section 2.25. Bank Accounts. Schedule 2.25 sets forth a true, correct and complete list showing the name and address of each banking institution, mutual fund or stock brokerage firm in


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which the Company has accounts or safe deposit boxes, the account numbers or box numbers relating thereto and the name of each person authorized to draw thereon or to have access thereto.

         Section 2.26. Affiliate Transactions. Except as set forth on Schedule 2.26, (a) the Company is not a party to any contract or arrangement, or indebted, either directly or indirectly, to any of its officers, directors or stockholders, their relatives or Affiliates, and (b) none of such persons or entities is indebted to the Company or has any direct or indirect ownership interest in, or any contractual relationship with, any person or entity with which the Company is or was affiliated or with which the Company has a business relationship, or any person or entity which, directly or indirectly, competes with any Company.

         Section 2.27. Absence of Material Undisclosed Liabilities. Except for
(a) accounts payable and accrued expenses reflected on the Balance Sheet and other similar amounts incurred in the ordinary course of business since the Balance Sheet Date, (b) obligations of future performance under contracts set forth on a Schedule hereto and other contracts entered into in the ordinary course which are not required to be listed on a Schedule hereto, and (c) as set forth on Schedule 2.27, as of the Closing Date, the Company will have no material liabilities or obligations, whether absolute, accrued, contingent or otherwise and whether due or to become due.

         Section 2.28. Brokers. Except for Dubuc, Lucke & Co., no finder, broker, agent, financial advisor or other intermediary has acted on behalf of the Sellers or the Company in connection with the negotiation or consummation of this Agreement or the Transactions; and the Sellers shall be responsible for the payment of any fee, payment, commission or other consideration in connection therewith as a result of any arrangement made by any of them.

         Section 2.29. Powers of Attorney. The Company has no outstanding powers of attorney.

         Section 2.30. Books and Records. All corporate action of the Company's board of directors and its stockholders has been duly authorized in accordance with applicable law and the articles and by-laws of the Company and has been duly and accurately recorded in the Company's minute books. The general ledgers and books of the Company, its minute books, stock transfer records and all of its other books, accounts and records (the "Company's Records") are in all material respects complete and correct and have been maintained in accordance with good business practice and all applicable laws and regulations.


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         Section 2.31. Disclosure. The representations, warranties and other statements of the Company and the Sellers contained in this Agreement and the other documents, certificates and written statements furnished to the Purchaser by or on behalf of the Company or the Sellers pursuant thereto, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein not misleading.


                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER


         The Purchaser represents and warrants to the Sellers that each of the statements contained in this Article III is true and correct and will be true and correct as of the Closing Date:

         Section 3.01. Investment Intent. The Shares to be acquired by the Purchaser are being acquired solely for the Purchaser's own account, for investment purposes only and with no present intention of distributing, selling or otherwise disposing of them in connection with a distribution.

         Section 3.02. Economic Risk; Sophistication. The Purchaser is able to bear the economic risk of an investment in the Shares to be acquired, can afford to sustain a total loss on such investment and has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of the proposed investment.

         Section 3.03. Authority. The Purchaser has all requisite power and authority to enter into this Agreement and perform its obligations hereunder, and this Agreement constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms.

         Section 3.04. Brokers. No finder, broker, agent, financial advisor or other intermediary has acted on behalf of the Purchaser in connection with the negotiation or consummation of this Agreement or any of the Transactions and no such person or entity is entitled to any fee, payment, commission or other consideration in connection therewith as a result of any arrangement made by the Purchaser.

         Section 3.05. No Conflict. The execution, delivery and performance of this Agreement and the other instruments and agreements contemplated hereby by the Purchaser will not result in any violation of, be in conflict with or constitute a default

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under, any law, statute, regulation, ordinance, contract, agreement, instrument, judgment, decree or order to which the Purchaser is a party or by which it is bound.

         Section 3.06. Organization, Power and Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority (corporate and otherwise) to own, lease and operate its properties and to carry on its business as currently conducted and as currently proposed by the Purchaser to be conducted.

         Section 3.07. Financial Statements and Condition. The Consolidated Financial Statements of Anchor Holdings, Inc. and Subsidiaries for the years ended December 31, 1995, 1996 and 1997 and the notes thereto, are complete and accurate in all material respects and fairly present the financial condition and the results of operations of the Purchaser at the respective dates thereof and the results of its operations for the periods then ended, and were prepared in accordance with the books and records of the Purchaser in conformity with generally accepted accounting principles, consistently applied during the periods covered thereby.


                                   ARTICLE IV
                    COVENANTS OF THE COMPANY AND THE SELLERS

         Section 4.01. Conduct of the Business.

                  (a) The Company will, and the Sellers will cause the Company to, prior to the Closing:

                           (i) maintain its corporate existence;

                           (ii) use all reasonable efforts to preserve its
business organization intact, retain its permits, licenses and franchises, preserve the existing contracts and goodwill of its customers, suppliers, personnel and others having business relations with it;

                           (iii) conduct its business only in the ordinary
course; and

                           (iv) use all reasonable efforts to operate in
such a manner as to assure that the representations and warranties of the Sellers set forth in this Agreement will be true and correct as of the Closing Date.


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                  (b) The Company will not, and the Sellers will cause the
Company to not, prior to the Closing, without the Purchaser's prior written consent, which shall not be unreasonably withheld or delayed:

                           (i) change its method of management or operations
in any material respect;

                           (ii) dispose of or acquire any material assets or
properties or make any commitment to do so, other than in the ordinary course of business;

                           (iii) incur any indebtedness for borrowed money,
make any loans or advances, assume, guarantee or endorse or otherwise become responsible for the obligation of any other person or entity, or subject any of its properties or assets to any lien, security interest or encumbrance;

                           (iv) modify, amend, cancel or terminate any
Material Contract or any other existing agreement material to the Company or its Business, including the making of any prepayment on any existing obligation;

                           (v) make any change in the compensation paid or
payable to any officer, director, employee, agent, representative or consultant of the Company as shown on Schedule 2.21, except to the extent disclosed on
Schedule 2.21, or pay or agree to pay any bonus or similar payment (other than bonus payments to which any Company is committed, and which are disclosed in this Agreement);

                           (vi) make any dividend or distribution, redemption,
recapitalization or other transaction involving the capital stock of the Company;

                           (vii) enter into any contract or agreement with
respect to which the Company has any liability or obligation involving more than $10,000, contingent or otherwise, or which may otherwise have any continuing effect after the Closing, other than in the ordinary course of business, or which may place any material limitation on the method of conducting or scope of the Business; or

                           (viii) take any other action which would have a
Material Adverse Effect or would adversely affect or detract from the value of the Company, its assets or the Business.

         Section 4.02. Access. Until the Closing Date, the Company will grant to the Purchaser, its advisors and financing sources and their respective representatives, during normal business hours, access to its properties, records, books of account,


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contracts and other documents of the Company, and, within reason, to any employees, advisors, consultants and other personnel of the Company, requested by the Purchaser, and, within reason, to other third parties reasonably requested for confirmation of other information obtained under this Section
4.02. No investigation or findings of the Purchaser shall affect the representations and warranties of the Sellers hereunder.

         Section 4.03. Efforts. The Company and the Sellers will use all reasonable efforts to cause the conditions specified in Article VII to be satisfied as soon as practicable.

         Section 4.04. Nonsolicitation. Neither the Company nor any of the Sellers will, directly or indirectly, (a) solicit any competing offers for the purchase of the Company or all or any substantial portion of its stock or its assets (including by merger or in any other form of transaction) or (b) negotiate or otherwise respond, other than to decline to enter into such negotiations, with respect to any unsolicited offer or indication of interest with respect to any such purchase. The Sellers will promptly disclose to the Purchaser all such unsolicited offers or indications of interest.

         Section 4.05. Confidentiality. Following the Closing, the Sellers shall not, directly or indirectly, disclose, divulge or make use of any trade secrets or other information of a business, financial, marketing, technical or other nature pertaining to the Company or the Business, including information of others that the Company has agreed to keep confidential, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by any of the Sellers, and except as necessary to file tax returns or other required reports with governmental agencies or as otherwise required by law.

         Section 4.06. Noncompetition Covenant. For a period of three (3) years after the Closing (a) none of the Sellers will, directly or indirectly, or as a stockholder, partner, employee, consultant or other owner or participant in any business entity other than the Company, engage in or assist any other person or entity to engage in any business which competes with the Business, anywhere in the United States or anywhere else in the world where the Company does business, and (b) none of the Sellers will, directly or indirectly, solicit or endeavor to entice away from the Company, or otherwise interfere with the business relationship of the Company with, any person who is, or was within the one-year period prior to the Closing, a customer or employee of, consultant or supplier to, or other person or entity having a material business relations with, the Company.


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         Section 4.07. Injunctive Relief; Limitation on Scope. The Sellers
acknowledge that any breach or threatened breach of the provisions of Sections
4.05 or 4.06 of this Agreement will cause irreparable injury to the Purchaser for which an adequate monetary remedy does not exist. Accordingly, in the event of any such breach or threatened breach, the Company and the Purchaser shall be entitled, in addition to the exercise of other remedies, to seek and (subject to court approval) obtain injunctive relief, without necessity of posting a bond, restraining the Sellers from committing such breach or threatened breach.


                                    ARTICLE V
                           COVENANTS OF THE PURCHASER

         Section 5.01. Representations and Warranties. Until the Closing Date, the Purchaser will not take any action that would cause any of the representations and warranties made by the Purchaser in this Agreement not to be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

         Section 5.02. Efforts. The Purchaser will use all reasonable efforts to cause the conditions specified in Article VII to be satisfied as soon as practicable.

         Section 5.03. Confidentiality. Pending the Closing, all proprietary information obtained by the Purchaser from or on behalf of the Sellers or the Company will be kept confidential and will not be disclosed by the Purchaser other than to its directors, officers, employees, advisors and financing sources; provided that the foregoing restriction shall not apply to information which (a) is lawfully and independently obtained by the Purchaser from a third party without restriction as to disclosure by the Purchaser, (b) was known by the Purchaser prior to its disclosure by or on behalf of the Company or the Sellers, (c) is in the public domain or enters into the public domain through no fault of the Purchaser, (d) is independently developed by the Purchaser without reference to information provided by the Company or the Sellers or (e) the Purchaser is required by law or legal process to disclose. If this Agreement is terminated, the Purchaser will cause to be delivered to the Company all materials obtained by the Purchaser from or on behalf of the Company or the Sellers, whether obtained before or after the execution hereof.


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                                   ARTICLE VI
                      COVENANTS OF THE COMPANY, THE SELLERS
                                AND THE PURCHASER

         Section 6.01. Consistent Tax Reporting. The Sellers, the Company and the Purchaser shall (a) treat and report the transactions contemplated by this Agreement in all respects consistently for purposes of any federal, state, local or foreign tax and (b) not take any actions or positions inconsistent with the obligations of the parties set forth herein.

         Section 6.02. Tax Matters.

                  (a) Taxes Due for Full or Partial Periods Ending On or Prior to the Closing Date.

                           (i)  Subject to Subsection (ii) below, the Sellers
shall be liable for and shall indemnify the Purchaser against all Taxes paid or that are ever payable by or in respect of the Company or its predecessors with respect to a period ending on or prior to the Closing Date or that are allocable to the period on or prior to the Closing Date and for any Taxes of any other person for which the Company or its successors are found to be liable, contractually or otherwise, other than for periods after the Closing and other than sales, use, property and other similar taxes incurred in the ordinary course of business and not payable by the Purchaser or the Company directly to any taxing authority. Any indemnification payment required by this Section 6.02(a) shall be paid within the later of 15 days of notice from the Purchaser or the date such Tax is required to be paid to the applicable Taxing authority.

                           (ii)  For purposes of allocating any item of
income, gain, loss, deduction or credit of the Company between the period ending on or before the Closing Date and the period beginning thereafter, the books of the Company shall be closed as of the close of business on the Closing Date, and, in the case of any such item arising in the taxable year that includes the Closing Date that is not specifically allocable to one of such periods, such item shall be allocated between such periods pro rata to the number of days in each.

                  (b) Preparation of Tax Returns and Conduct of Audits.

                           (i) The Purchaser shall prepare or cause to be
prepared and timely filed all Tax Returns for the Purchaser and the Company and their predecessors that are due on or after the


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Closing Date and the Sellers shall prepare or cause to be prepared and filed (at
Sellers' expense) all other Tax Returns of the Company, which, in each case, shall be prepared consistent with the Company's past custom and practice. The Sellers and the Purchaser shall be given a reasonable opportunity to comment on any such Tax Returns prior to their filing and no position shall be taken in such Returns that is materially adverse to the Purchaser or the Company without the Purchaser's consent, which shall not be unreasonably withheld.

                           (ii)  Except as provided below, the Purchaser and
the Company shall have sole responsibility for the filing of any amended return and dealing with the appropriate governmental authorities in connection with any audit or review of a Tax Return for the Company for any period or portion thereof ending on or prior to the Closing Date and with respect to all Tax Returns for subsequent periods. In the event that they may become liable for any indemnification payment to the Purchaser or the Company as a result of such a proceeding, the Sellers shall have the right to participate in such proceeding at their own expense.

                           (iii)  The Sellers, the Purchaser and the Company
shall cooperate fully in connection with any such Tax Return and its preparation, audit or review and shall retain such records, make them available to such other party and take such steps as may be reasonably necessary to avoid, mitigate or reduce any Tax imposed on the Sellers, the Purchaser or the Company.

                  (c) Tax Sharing Agreements. Any Tax sharing agreement between or among any of the Sellers and the Company or between and among the Company and any other person shall be terminated immediately before the Closing Date and shall have no further effect for any Taxable period.

         Section 6.03. Certain Taxes. All transfer, documentary, sales, use, real property gains, stamp, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Sellers when due, and the Company will, at the Sellers' expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, real property gains, stamp, registration, and other Taxes and fees, and, if required by applicable law, the Purchaser and the Sellers will join in the execution of any such Tax Returns and other documentation.

         Section 6.04. Environmental Review. Sellers will, and will cause the Company to, give full cooperation to an environmental engineering firm or firms designated by Purchasers to conduct,


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prior to the Closing, environmental studies of the Company's facility in Davie,
Florida (the "Facility").

         Section 6.05. HSR Act Filings. To the extent required in connection with the transactions contemplated by this Agreement, each of the Purchaser and the Sellers shall promptly make or cause to be made any and all required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and will request early termination of the waiting period required under the HSR Act. The parties agree to cooperate and promptly respond to any inquiries or investigations initiated by the Federal Trade Commission or the Department of Justice in connection with any such filings.

         Section 6.06. Seller Guarantees. The Sellers have individually guaranteed certain of the Company's outstanding liabilities, as set forth on
Schedule 6.06 (the "Guaranteed Obligations"). The parties intend that the Sellers be relieved of responsibility under such Guaranteed Obligations, and have agreed as follows:

         (a) Purchaser and Sellers will cooperate using reasonable efforts to cause the third party beneficiaries of such Guaranteed Obligations to release Sellers from their obligations thereunder;

         (b) in instances in which such Guaranteed Obligations may be refinanced without any additional cost to Purchaser or the Company, Purchaser agrees to use reasonable efforts to refinance such Guaranteed Obligations;

         (c) Purchaser agrees to cause the Company to indemnify the Sellers from and hold each of them harmless against liabilities arising under the Guaranteed Obligations; and

         (d) After the Closing, Purchaser will not take any action to increase the amount of the Guaranteed Obligations, other than in connection with asset financings and orders placed prior to the Closing; and

         (e) Purchaser will not cause the Company to be sold (either through a merger or a sale of capital stock or substantially all of the Company's assets or otherwise) to any third party, unless such third party agrees to be bound by the terms of this Section 6.06.

         Section 6.07. Obligations to Disclose. If any Seller or the Purchaser becomes aware of an inaccuracy in a schedule hereto, such party shall so inform the other.


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                                   ARTICLE VII
                              CONDITIONS TO CLOSING

         Section 7.01. Conditions to Obligations of the Purchaser. Unless waived in writing by the Purchaser, the obligation of the Purchaser hereunder to consummate the Transactions is subject to the satisfaction at or prior to the Closing of the following conditions (provided that the conditions set forth in Sections 7.01(i), (j) and (k) shall be deemed waived unless Purchaser specifically identifies to the Sellers its dissatisfaction thereunder on or before June 30, 1998):

                  (a) Representations and Warranties True. The representations and warranties contained in Article II shall be true and accurate in all material respects (except that the representations and warranties in Sections
2.01 and 2.05 shall be true and correct in all respects) on and as of the date of the Closing with the same effect as though made on and as of such date.

                  (b) Covenants Performed. The Company and the Sellers shall have performed and complied in all material respects with the covenants, agreements and conditions required to be performed or complied with by them hereunder on or prior to the date of the Closing.

                  (c) Compliance Certificate. The Purchaser shall have received a certificate of the Sellers certifying as to the matters set forth in Subsections (a) and (b) above.

                  (d) Licenses, Consents, etc. Received. The Company and the Sellers shall have obtained and delivered to the Purchaser copies of all consents, licenses, approvals and permits of other parties (i) listed on
Schedule 2.16 or (ii) otherwise required to be obtained for the Transactions contemplated hereby and, as to which the failure to obtain the same would have a Material Adverse Effect or interfere with the Company's right or ability to consummate the Transactions, or the Company's ability to carry on the Business after the Closing, and no such consent, license, approval or permit shall have been withdrawn or suspended.

                  (e) No Injunction. The consummation of the Transactions contemplated hereby shall not violate any order, decree or judgment of any court or governmental body having competent jurisdiction.

                  (f) Facility. The Purchaser shall have entered into satisfactory arrangements for the lease or purchase of the Facility.


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                  (g) Share Certificates. The Purchaser shall have received
certificates evidencing the Shares.

                  (h) Certificates; Documents. The Purchaser shall have received such other certificates, documents and materials as it shall reasonably request.

                  (i) Environmental Review. The findings of the Purchaser's review of the Facility, assets and operations, with respect to environmental, health, safety, pollution and related matters, shall be satisfactory to the Purchaser, such review to have been completed on or before June 30, 1998.

                  (j) Due Diligence. The findings of the Purchaser's review of the customers, suppliers and employees of the Company shall be satisfactory to the Purchaser, such review to have been completed on or before June 30, 1998. The Purchaser shall be satisfied that such customers, suppliers and employees will remain the customers, suppliers and employees of the Company, in the case of customers, at sales levels after the Closing which are consistent with sales levels of the twelve month period preceding the Closing.

                  (k) Satisfactory Appraisals. The Purchaser shall have received appraisals satisfactory to it and its financing sources with respect to the property, plant and equipment of the Company, such appraisals to have been completed on or before June 30, 1998.

                  (l) Financing Sources. Sellers shall have executed and delivered to Purchaser's financing sources such agreements and other items as such financing sources may reasonably request.

                  (m) Resignation of Officers and Directors of the Company. Sellers shall have delivered to Purchaser resignations from all of the Company's officers and directors, as requested by Purchaser.

                  (n) Opinion of Counsel to the Company and the Sellers. The Purchaser and its financing sources shall have received an opinion of Abrams Anton, P.A., counsel to the Company and the Sellers, dated as of the date of the Closing, covering the matters set forth in Exhibit 7.01(n).

                  (o) Termination of Contracts. The Purchaser shall have received evidence satisfactory to it of the termination (without any further liability of the Company) of (i) all of the contracts and obligations set forth on Schedule 2.05(c) and Schedule 2.05(d) and (ii) the Company's lease for the Facility.


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                  (p) Actions and Proceedings. Prior to the Closing, all
actions, proceedings, instruments and documents required to carry out the transactions contemplated hereby or incident hereto and all other legal matters required for such transactions shall have been reasonably satisfactory to counsel for the Purchaser.

         Section 7.02. Conditions to Obligations of the Company and the Sellers. Unless waived in writing by the Sellers, the obligation of the Company and the Sellers hereunder to consummate the Transactions is subject to the satisfaction at or prior to the Closing of the following conditions:

                  (a) Representations and Warranties True. The representations and warranties contained in Article III shall be true and accurate in all material respects on and as of the date of the Closing with the same effect as though made on and as of such date.

                  (b) Covenants Performed. The Purchaser shall have performed and complied in all material respects with the covenants, agreements and conditions required to be performed or complied with by it under this Agreement on or prior to the date of the Closing.

                  (c) Compliance Certificate. The Sellers shall have received a certificate of the Purchaser certifying as to the matters set forth in Subsections (a) and (b) above.

                  (d) Licenses, Consents, Etc. Received. The Purchaser shall have obtained all consents, licenses, approvals and permits of other parties required to be obtained by it for the transactions contemplated hereby, in each case in which the failure to obtain the same would materially interfere with the Purchaser's right or ability to consummate the Transactions contemplated hereby, and no such consent, license, approval or permit shall have been withdrawn or suspended.

                  (e) No Injunction. The consummation of the Transactions contemplated hereby shall not violate any order, decree or judgment of any court or governmental body having competent jurisdiction.

                  (f) Facility. The Purchaser shall have entered into satisfactory arrangements for the lease or purchase of the Facility.

                  (g) Cash Purchase Price. The Purchaser shall have paid the Cash Purchase Price.


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                  (h) Certificates; Documents. The Sellers and the Company shall have received such certificates, documents and materials as they shall reasonably request.

                  (i) Opinion of Counsel to the Purchaser. The Company and the Sellers shall have received an opinion of Choate, Hall & Stewart, counsel to the Purchaser, dated as of the date of the Closing, to the effect set forth in
Exhibit 7.02(i).

                  (j) Actions and Proceedings. Prior to the Closing, all actions, proceedings, instruments and documents required to carry out the Transactions contemplated hereby or incident hereto and all other legal matters required for such Transactions shall have been reasonably satisfactory to counsel for the Company and the Sellers.


                                  ARTICLE VIII
                                   TERMINATION

         Section 8.01. Termination. This Agreement and the Transactions contemplated hereby may be terminated at any time prior to the Closing:

                  (a) by mutual written consent of the Purchaser and the Sellers;

                  (b) by the Purchaser, if the Company or the Sellers shall have breached or failed to perform in any material respect any of their obligations, covenants or agreements under this Agreement, or if any of the representations and warranties of the Sellers set forth in this Agreement shall not be true in any material respect, and such breach, failure or misrepresentation is not cured to the Purchaser's reasonable satisfaction within 10 days after the Purchaser gives the Company or the Sellers written notice identifying such breach, failure or misrepresentation;

                  (c) by the Sellers, if the Purchaser shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement, or any of the representations and warranties of the Purchaser set forth in this Agreement shall not be true in any material respect, and such breach, failure or misrepresentation is not cured to the Sellers' reasonable satisfaction within 10 days after the Sellers give the Purchaser written notice identifying such breach, failure or misrepresentation;

                  (d) by the Purchaser, if the conditions set forth in Section
7.01 become incapable of satisfaction;


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                  (e) by the Sellers, if the conditions set forth in Section
7.02 become incapable of satisfaction; or

                  (f) by the Purchaser or the Sellers, if the Closing shall not have occurred on or before July 15, 1998 or such other date, if any, as the Purchaser and a "Majority of the Sellers" (based on their proportionate holdings of Shares) may agree in writing, provided that, if the Closing has not occurred by July 15, 1998, the Purchaser may, at its option, extend the July 15, 1998 date under this Section 8.01(f) for an additional thirty (30) days by placing $100,000 into escrow under the terms of an escrow agreement which the Purchaser and a Majority of the Sellers shall in good faith negotiate and execute;

except that this Agreement may not be terminated under this Section by any party that is in breach of any representation or warranty or in violation of any covenant or agreement contained herein.

         Section 8.02. Effect of Termination.

                  (a) If this Agreement is terminated (i) under Section 8.01(a) herein or (ii) under Sections 8.01(d), (e) or (f) herein at a time when no party is in breach of a representation or warranty or in violation of a covenant or agreement contained herein, all further obligations of the Company and the Sellers to the Purchaser, and of the Purchaser to the Company and the Sellers, will terminate without further liability of any party hereto.

                  (b) If this Agreement is terminated under Section 8.01(b),
(c), (d), (e) or (f) herein at a time when one or more parties is in breach of a representation or warranty or in violation of a covenant or agreement contained in this Agreement, the liabilities and obligations of the parties not in breach or violation of this Agreement shall terminate, and the party or parties which are in breach or violation of this Agreement shall remain liable for such breaches and violations, and nothing shall be deemed to restrict the remedies available against such party or parties.

                  (c) The obligations of the Purchaser under Section 5.03 shall survive the termination of this Agreement for a period of two years.


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                                   ARTICLE IX
                            SURVIVAL; INDEMNIFICATION

         Section 9.01. Survival. The representations, warranties, covenants and agreements contained herein shall survive the Closing and any investigation made by the Purchaser, the Sellers or the Company. No action for a breach of the representations and warranties contained herein, or any covenant contained herein to be performed prior to the Closing Date, shall be brought more than two years following the Closing Date, except for (a) claims arising out of the representations, warranties and covenants contained in Section 2.05, the first sentence of Section 2.10, Section 2.19, Section 2.20, Section 2.23, Section 2.26, Section 2.28, and Section 3.04 (the "Specified Representations") and (b) claims of which the Sellers have been notified with reasonable specificity by the Purchaser, or claims of which the Purchaser has been notified with reasonable specificity by the Sellers, within such two-year period.

         Section 9.02. Limits on Claims. If the Closing occurs, neither party shall be entitled to recover any damages for a breach of the representations and warranties contained herein or for the breach of any covenant to be performed prior to the Closing (a) unless and until such party's aggregate claims therefor exceed $62,500, or (b) for an aggregate amount in excess of the Purchase Price; provided, that the claims for breaches of the representations, warranties and covenants contained in Sections 2.28 and 3.04 shall not be subject to the foregoing limits and shall not be included in the determination of whether, jointly and severally, the limit in clause (b) has been reached.

         Section 9.03. Indemnification by the Sellers. Subject to any applicable limitations set forth in Section 9.02, the Sellers, jointly and severally, hereby indemnify and hold the Purchaser harmless from and against all claims, liabilities, obligations, costs, damages, losses and expenses of any nature (including reasonable attorneys fees), arising out of or relating to any breach of the representations, warranties, covenants or agreements of the Company or the Sellers set forth herein.

         Section 9.04. Indemnification by the Purchaser. Subject to any applicable limitations set forth in Section 9.02, the Purchaser hereby indemnifies and holds the Sellers harmless from and against all claims, liabilities, obligations, costs, damages, losses and expenses of any nature (including reasonable attorneys' fees), arising out of or relating to (a) any breach of the representations, warranties, covenants or agreements of the Purchaser set forth herein or (b) the operation of the Company or the Business by the Purchaser after the Closing, except for


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matters as to which Sellers have an obligation of indemnification to Purchaser hereunder.

         Section 9.05. Procedures for Indemnification of Third Party Claims.

                  (a) A party or parties entitled to indemnification hereunder with respect to a third party claim (the "Indemnified Party") will give the party or parties required to provide such indemnification (the "Indemnifier") prompt written notice of any legal proceeding, claim or demand instituted by any third party (in each case, a "Claim") in respect of which the Indemnified Party is entitled to indemnification hereunder.

                  (b) The Indemnifier shall have the right, by giving notice to the Indemnified Party within 10 days after receipt of notice from the Indemnified Party of a Claim, stating that the Indemnifier is responsible for such Claim, at its expense, to defend against, negotiate, settle or otherwise deal with any Claim with respect to which it is the Indemnifier and to have the Indemnified Party represented by counsel, reasonably satisfactory to the Indemnified Party, selected by the Indemnifier; provided, that the Indemnified Party may participate in any proceeding with counsel of its choice and at its expense; provided further, that the Purchaser, at any time when it believes in good faith that any Claim with respect to which the Sellers are defending it or the Company, is having or will have a Material Adverse Effect, may assume the defense and settlement of such Claim in good faith, with counsel of its choice, and be fully indemnified therefor; and provided further, that the Indemnifier may not enter into a settlement of any Claim without the consent of the Indemnified Party unless such settlement requires no more than a monetary payment for which the Indemnified Party is fully indemnified.

                  (c) The parties will cooperate fully with each other in connection with the defense, negotiation or settlement of any Claim.


                                    ARTICLE X
                                  MISCELLANEOUS

         Section 10.01. Notices. All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, or mailed by certified or registered mail, or sent by a nationally recognized overnight courier service, or otherwise actually delivered:


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                  (a)      if to the Company, to:

                           Gemini Plastic Services, Inc.
                           2200 S.W. 71st Terrace
                           Davie, Florida 33317


                  (b)      if to the Sellers, to:

                           c/o Crugar Tuttle
                           Gemini Plastic Services, Inc.
                           2200 S.W. 71st Terrace
                           Davie, Florida 33317


                           with a copy to:

                           Abrams Anton P.A.
                           2021 Tyler Street
                           P.O. Box 229010
                           Hollywood, Florida  33022-9010
                           Attention:  Gene K. Glasser, Esq.
                                              and
                                       William S. Kramer, Esq.

                  (c)      if to the Purchaser, to:

                           Anchor Advanced Products, Inc.
                           1111 North Shore Drive
                           Suite N600
                           Knoxville, TN  37919
                           Attention:  Charles B. Schiele

                                    and

                           Choate, Hall & Stewart
                           Exchange Place
                           53 State Street
                           Boston, MA  02109
                           Attention:  Nora J. Schneider, Esq.

or at such other address as may have been furnished by such person in writing to the other parties.

         Section 10.02. Severability and Governing Law. If any provision of this Agreement is rendered void, invalid or unenforceable by any court of law for any reason, such invalidity or unenforceability shall not void or render invalid or unenforceable any other provision of this Agreement. This


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Agreement shall be governed by and construed in accordance with the laws of the state of Florida.

         Section 10.03. Amendments; Majority of the Sellers. This Agreement may be changed, waived or terminated only with the written consent of the Purchaser and a Majority of the Sellers Subject to the foregoing, no waiver of any term or provision hereof shall be effective unless in writing signed by the party waiving such term or provision. Any provision hereunder requiring the approval or consent by the Sellers shall mean the approval or consent by a Majority of the Sellers.

         Section 10.04. Expenses. If the Transactions contemplated hereby are consummated, each party shall bear its own respective costs and expenses, including, without limitation, all amounts due to their respective legal and accounting advisers. All costs incurred by the Sellers will not be paid by the Company.

         Section 10.05. Successors and Assigns. This Agreement, and all provisions hereof, shall be binding upon and inure to the benefit of the respective permitted successors and assigns of the parties hereto, provided that this Agreement may not be assigned by the Sellers without the prior written consent of the Purchaser. Upon prior notice to the Sellers, Purchaser shall have the right to assign its rights and obligations hereunder to an affiliate of Purchaser, in which case such affiliate shall be substituted for Purchaser under this Agreement in all respects and the provisions of this Agreement shall be deemed to be modified to reflect such assignment. In addition, the Purchaser hereunder shall have the right to assign this Agreement without the written consent of the Sellers or the Company to any successor to the Purchaser's business or to any bank or other financial institution which is or becomes a lender to the Company or the Purchaser.

         Section 10.06. Entire Agreement. This Agreement, the attached exhibits and schedules and the other agreements, documents and instruments contemplated hereby contain the entire understanding of the parties, and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof unless expressly referred to herein.

         Section 10.07. Counterparts. This Agreement may be executed in one or more counterparts, and with counterpart signature pages, each of which shall be an original, but all of which together shall constitute one and the same Agreement, and each such counterpart may be delivered by telecopy and any such delivery shall be as effective as delivery of a manually signed counterpart.


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         Section 10.08. Headings. The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         Section 10.09. Release. Effective as of the Closing, the Sellers each release the Company, its officers, directors and employees, from any and all claims, liabilities, obligations, damages, expenses and other amounts of every kind or description arising or existing prior to the Closing Date.

         Section 10.10. Further Assurances. Following the Closing, the Sellers will execute and deliver to the Purchaser and the Company such documents and take such other actions as the Purchaser may reasonably request in order to consummate the Transactions.

         Section 10.11. No Third Party Beneficiaries. Nothing in the Agreement shall be construed to confer any right, benefit or remedy upon any person or entity that is not a party hereto or a permitted assignee of a party hereto.

         Section 10.12. No Waiver. No failure to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights provided are cumulative and not exclusive of any rights provided by law.

         Section 10.13. Joint and Several Obligations. All obligations of the Sellers hereunder are the joint and several obligations of each Seller hereunder.

         Section 10.14. Sellers' Knowledge. Any use herein of the phrases "to Sellers' knowledge", "to the best of Sellers' knowledge", "as far as the Sellers are aware," or phrases of similar meaning, shall mean the knowledge of any Seller after due inquiry.

         Section 10.15. Definitions. The following terms, as used in this Agreement, have the meanings given to them in the sections indicated:


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         Term                                     Section or Place Where Defined
         ----                                     ------------------------------

Affiliate                                                 Section 2.08(e)
Affiliate Notes                                           Section 1.02(b)
Agreement                                                 Preamble
Appropriate Percent                                       Section 1.01
Balance Sheet                                             Section 2.06
Balance Sheet Date                                        Section 2.06
Benefit Plans                                             Section 2.22(a)
Business                                                  Section 2.01
Claim                                                     Section 9.05(a)
Closing                                                   Section 1.03
Closing Balance Sheet                                     Section 1.02(a)
Closing Date                                              Section 1.03
Closing Liabilities Amount                                Section 1.02(b)
Closing Net Book Value                                    Section 1.02(c)
Company                                                   Preamble
Company's Records                                         Section 2.30
Disputed Items Notice                                     Section 1.05(b)
ERISA                                                     Section 2.22(a)
Facility                                                  Section 6.04
HSR Act                                                   Section 6.05
Guaranteed Obligations                                    Section 6.06
Indemnified Party                                         Section 9.05(a)
Indemnifier                                               Section 9.05(a)
Intellectual Property                                     Section 2.11
Leased Property                                           Section 2.09(b)
Majority of the Sellers                                   Section 8.01(f)
Material Adverse Effect                                   Section 2.02
Material Contracts                                        Section 2.08
Owned Property                                            Section 2.09(a)
Purchase Price                                            Section 1.02(d)
Purchaser                                                 Preamble
Securities Act                                            Section 2.08(e)
Seller                                                    Preamble
Sellers                                                   Preamble
Service                                                   Section 2.22(b)
Shares                                                    Introduction
Specified Representations                                 Section 9.01
Transactions                                              Introduction
Tax                                                       Section 2.19(a)(i)
Tax Returns                                               Section 2.19(a)(ii)


         Section 10.16. Schedules and Exhibits. Sellers are delivering to Purchaser concurrent with the execution and delivery of this Agreement the following Schedules referred to and incorporated by reference in this Agreement:


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            Schedule                               Description
            --------                               -----------

         Schedule 1.01                             Appropriate Percent
         Schedule 1.02(b)                          New Capital Lease Obligations
         Schedule 2.02                             Foreign Jurisdictions
         Schedule 2.03                             Subsidiaries
         Schedule 2.05                             Capitalization
         Schedule 2.07                             Material Adverse Changes
         Schedule 2.08                             Material Contracts
         Schedule 2.09(b)                          Leased Property
         Schedule 2.10                             Personal Property
         Schedule 2.11                             Intellectual Property
         Schedule 2.14                             Warranty Claims
         Schedule 2.15(a)                          Customers
         Schedule 2.15(b)                          Suppliers
         Schedule 2.16                             Required Consents
         Schedule 2.18                             License and Permits
         Schedule 2.19                             Tax Matters
         Schedule 2.20                             Litigation
         Schedule 2.21                             Employees and Compensation
         Schedule 2.24                             Insurance
         Schedule 2.25                             Bank Accounts
         Schedule 2.26                             Affiliate Transactions
         Schedule 6.06                             Seller Guarantees


         The following Exhibits are referred to and incorporated by reference in this Agreement.

             Exhibit                               Description
             -------                               -----------

         Exhibit 7.01(n)                           Opinion of Counsel to the
                                                   Company and the Sellers
         Exhibit 7.02(i)                           Opinion of Counsel to the
                                                   Purchaser


                   [Signatures appear on the following page.]


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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as a sealed instrument as of the date first above written.


                                    Company:
                                    --------

                          GEMINI PLASTIC SERVICES, INC.



                          By: /s/ Crugar Tuttle, President
                              ----------------------------



                                  Sellers:
                                  --------


/s/ Robert Hayberg                             /s/ Carl Hunt
---------------------------                    ------------------------------
Robert Hayberg                                 Carl Hunt


/s/ Monty Cochran                              /s/ Phillips Patton
---------------------------                    ------------------------------
Monty Cochran                                  Phillips Patton


/s/ Robert Dehner                              /s/ Crugar Tuttle
---------------------------                    ------------------------------
Robert Dehner                                  Crugar Tuttle


/s/ Gregory Cronkhite                          /s/ Wayne Moore
---------------------------                    ------------------------------
Gregory Cronkhite                              Wayne Moore



                                   Purchaser:
                                   ----------

                         ANCHOR ADVANCED PRODUCTS, INC.



                         By: /s/ George Votis
                             --------------------------
                             CEO




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                                                                   Schedule 1.01
                                                                   -------------


                               Appropriate Percent
                               -------------------







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



                                                                 Exhibit 7.01(n)
                                                                 ---------------



                     [Matters to be covered by Legal Opinion
                     of Counsel to Sellers and the Company]







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



                                                                 Exhibit 7.02(i)
                                                                 ---------------



                  [Form of Opinion of Counsel to the Purchaser]








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




                                Schedule 1.02(b)


                    Schedule of Assets Financed and Ordered
                            Since February 28, 1998
                            -----------------------

                                  Schedule 2.02

                              Foreign Jurisdictions
                              ---------------------

                                  Schedule 2.03

                                   Investments
                                   -----------

                                Schedule 2.05(a)

                                 Capitalization
                                 --------------

                                Schedule 2.05(c)

                                Schedule 2.05(d)

                                  Schedule 2.07

                                Material Changes
                                ----------------

                                Schedule 2.08(a)

                               Material Contracts
                               ------------------

                                Schedule 2.08(b)

                                Schedule 2.08(c)

                                Schedule 2.08(d)

                                Schedule 2.08(e)

                                Schedule 2.08(f)

                                Schedule 2.08(g)

                            Contract Placing Material
                        Limitation on Company's Business
                        --------------------------------

                                Schedule 2.08(h)

                                Schedule 2.08(i)

                                Schedule 2.08(j)

                                Schedule 2.09(b)

                                  Schedule 2.10

                       Personal Property Equipment Leases,
                       Security Interests and encumbrances
                       -----------------------------------

                                  Schedule 2.11

                              Intellectual Property
                              ---------------------

                                  Schedule 2.14

                                 Warranty Claims
                                 ---------------

                                Schedule 2.15(a)

                            Customers and Suppliers
                            -----------------------

                                Schedule 2.15(b)

                                     Vendors
                                     -------

                                  Schedule 2.16

                                Required Consents
                                -----------------

                                  Schedule 2.18

                              Licenses and Permits
                              --------------------

                                Schedule 2.19(b)

                                   Tax Matters
                                   -----------

                                  Schedule 2.20

                                   Litigation
                                   ----------

                                  Schedule 2.21

                           Employees and Compensation
                           --------------------------

                                  Schedule 2.24

                                    Insurance
                                    ---------

                                  Schedule 2.25

                                  Bank Accounts
                                  -------------

                                  Schedule 2.26

                             Affiliate Transactions
                             ----------------------

                                  Schedule 6.06

                             Guaranteed Obligations
                             ----------------------